                                                                      EXHIBIT 12

                             TYCO INTERNATIONAL LTD
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                ($ IN MILLIONS)


                                             THREE MONTHS    YEAR     NINE MONTHS
                                                ENDED        ENDED       ENDED          YEAR ENDED DECEMBER 31,
                                             DECEMBER 31,  SEPT. 30,   SEPT. 30,    -------------------------------
                                                 1998       1998(5)     1997(5)       1996       1995       1994
                                             ------------  ---------  ------------  ---------  ---------  ---------
Earnings:
Income (loss) before extraordinary item....   $    (26.0)  $   965.1   $   (697.7)  $  (187.6) $   346.7  $   324.0
Income taxes...............................         68.2       428.9        208.1       268.1      219.2      206.7
                                             ------------  ---------  ------------  ---------  ---------  ---------
                                                    42.2     1,394.0       (489.6)       80.5      565.9      530.7
                                             ------------  ---------  ------------  ---------  ---------  ---------
Fixed Charges:
Interest expense(2)........................        103.3       270.1        144.8       207.3      210.2      185.4
Rentals(3).................................         20.6        82.2         60.8        72.9       61.6       55.2
                                             ------------  ---------  ------------  ---------  ---------  ---------
                                                   123.9       352.3        205.6       280.2      271.8      240.6
                                             ------------  ---------  ------------  ---------  ---------  ---------
Earnings (loss) before income taxes and
  fixed charges............................   $    166.1   $ 1,746.3   $   (284.0)  $   360.7  $   837.7  $   771.3
                                             ------------  ---------  ------------  ---------  ---------  ---------
                                             ------------  ---------  ------------  ---------  ---------  ---------

Ratio of earnings to fixed charges(4)......         1.34(4)      4.96          (4)       1.29(4)      3.08      3.21
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(1) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco
    International Ltd., a Massachusetts corporation ("Former Tyco"). On August
    27, 1997, Tyco consummated a merger with INBRAND Corporation; on August 29,
    1997, Tyco consummated a merger with Keystone International, Inc.; and on
    October 1, 1998, Tyco consummated a merger with United States Surgical
    Corporaion. Each of the four merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include INBRAND due to immateriality.



   Prior to their respective mergers, ADT, Keystone and US Surgical had December
    31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December
    31 year end for ADT, Keystone, Former Tyco and US Surgical for the year ended December 31, 1996. For 1995 and 1994, the ratio of earnings to fixed charges reflects the combination of ADT, Keystone and US Surgical with a December 31 year end and Former Tyco with a June 30 fiscal year end.


(2) Interest expense consists of interest on indebtedness and amortization of debt expense.

(3) One-third of net rental expense is deemed representative of the interest factor.

(4) Earnings were insufficient to cover fixed charges by $489.6 million in the nine months ended September 30, 1997.


   Earnings for the three months ended December 31, 1998, the nine months ended
    September 30, 1997 and the year ended December 31, 1996 include merger, restructuring and other non-recurring charges of $434.9 million, $947.9 million and $246.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $76.0 million, $148.4 million and $744.7 million, respectively, in the three months ended December 31, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million.



   On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring charges, charge for the impairment of long-lived assets and write-off of purchased in-process research and development would have been 5.46x, 5.71x and 4.82x for the three

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    months ended December 31, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.


(5) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine month transition period ended September
    30, 1997 and the fiscal year ended September 30, 1998 are presented.